Exhibit 8.1

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019-6142

+1 212 506 5000

orrick.com

June 26, 2025

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Re:	Citibank Credit Card Issuance Trust $1,250,000,000 4.30% Class 2025-A1 Notes of June 2028 (Legal Maturity Date June 2030) Citiseries

Ladies and Gentlemen:

We have acted as special U.S. federal tax counsel for Citibank, N.A. in connection with the issuance and sale of the above-captioned notes (the “Notes”) of the Citiseries. The Notes will be issued pursuant to (a) the Issuer Certificate related to the Notes, dated as of the date hereof (the “Terms Document”), and (b) the Second Amended and Restated Indenture, dated as of November 10, 2016 (as the same has been amended or supplemented, and together with the Terms Document, the “Indenture”), between Citibank Credit Card Issuance Trust (the “Issuer”) and Deutsche Bank Trust Company Americas, as trustee (the “Indenture Trustee”).

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

In connection with the rendering of the opinions hereinafter set forth, we have examined executed or conformed counterparts or copies of the following: (i) the Registration Statement on Form SF-3 (Registration Nos. 333-283962, 333-283962-01 and 333-283962-02), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on December 20, 2024, as amended by Amendment No. 1 thereto filed with the Commission pursuant to the Act on March 11, 2025, for registration under the Act of the Collateral Certificate and notes to be issued from time to time by the Issuer (the “Registration Statement”); (ii) the prospectus, dated June 18, 2025, relating to the Notes (the “Prospectus”); (iii) the Pooling and Servicing Agreement; (iv) the Indenture; (v) the Trust Agreement, (vi) a specimen of the Notes (the documents referred to in clause (iii) through this clause (vi) are hereafter referred to as the “Transaction Documents”); and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations contained herein and in the Prospectus, we hereby confirm that, although the discussion set forth in the Prospectus under the heading “Tax Matters” does not purport to discuss all possible U.S. federal income tax considerations relating to an investment in the Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the purchase, ownership and disposition of a beneficial interest in the Notes.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies. In rendering our opinions, we have also assumed that the transactions described in or contemplated by the foregoing Transaction Documents have been or will be consummated in accordance with such Transaction Documents, and that such Transaction Documents accurately reflect the material facts of such transactions.

Our opinions set forth above are based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations and interpretations on which our opinion is based are subject to change, possibly retroactively. As more fully described in the Prospectus under the heading “Tax Matters”, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service.

In addition, you have informed us that until March 14, 2024, Cravath, Swaine & Moore LLP acted as special federal tax counsel to the Issuer and Citibank, N.A. with respect to the Master Trust, the Collateral Certificate, the Series 2009 Certificate, the Issuer and certain Notes (as defined in the Indenture), and in that capacity rendered opinions regarding the classification of the Master Trust, the Collateral Certificate, the Series 2009 Certificate, the Issuer and such Notes for federal income tax purposes and certain other federal income tax matters required to be addressed pursuant to the transaction documents during the time period referenced above. For purposes of the opinions above, we have assumed the accuracy of such opinions and any other opinions addressing tax matters delivered pursuant to the transaction documents during the time period referenced above, and have not been asked to and have not investigated any matters covered by any such opinions nor reviewed any of the transaction documents or instruments referenced therein except as otherwise specifically referenced herein.

We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described in the Prospectus. However, we are furnishing this opinion to you solely in connection with the Registration Statement and the Prospectus and it cannot be relied upon by any other person or for any other purpose without our express written permission.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP